Exhibit 10.12

GUARANTY AGREEMENT

From

CHEVRONTEXACO CORPORATION

to

SABINE PASS LNG, L.P.

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, is made and entered into as of December 15, 2004, by CHEVRONTEXACO CORPORATION (“ChevronTexaco”), a corporation organized and existing under the laws of the State of Delaware, to SABINE PASS LNG L.P., a limited partnership organized under the laws of Delaware (“Sabine Pass”),

WITNESSETH

WHEREAS, Sabine Pass has entered into that certain Terminal Use Agreement dated as of November 8, 2004 with Chevron U.S.A. Inc., a corporation incorporated under the laws of the Commonwealth of Pennsylvania; and

WHEREAS, the ChevronTexaco Subsidiary is a wholly-owned subsidiary of ChevronTexaco; and

WHEREAS, it is a condition precedent to the effectiveness of the TUA that certain of the ChevronTexaco Subsidiary’s obligations thereunder be guaranteed by ChevronTexaco in accordance with and subject to the provisions of this Guaranty Agreement;

NOW, THEREFORE, in consideration of the premises ChevronTexaco does hereby covenant and agree with Sabine Pass, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 shall, for all purposes of this Guaranty Agreement, have the meanings herein specified, the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined:

Banking Day

The term “Banking Day” shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in New York or California are authorized or required to be closed.

ChevronTexaco

The term “ChevronTexaco” shall mean ChevronTexaco Corporation, a Delaware corporation, until a successor corporation shall have become such pursuant to the applicable provisions hereof, and thereafter ChevronTexaco shall mean such successor corporation.

ChevronTexaco Subsidiary

The term “ChevronTexaco Subsidiary” shall mean Chevron U.S.A. Inc., a corporation incorporated under the Commonwealth of Pennsylvania, until a successor corporation shall have become such pursuant to the applicable provisions of the TUA, and thereafter the ChevronTexaco Subsidiary shall mean such successor corporation

Guaranty Agreement

The term “Guaranty Agreement” shall mean this Guaranty Agreement dated as of December 15, 2004, as originally executed or as it may from time to time be supplemented, modified or amended as provided herein

Guaranteed Obligations

The term “Guaranteed Obligations” shall have the meaning accorded such term in Section 3.1 of this Guaranty Agreement.

Maximum Guaranteed Amount

The term “Maximum Guaranteed Amount” shall mean, as of any date, an amount equal to “MGA” where.

MGA = [(Q x R x T) x 80%)- F

Where:

Q =	ChevronTexaco Subsidiary’s Maximum LNG Reception Quantity under the TUA;

R =	thirty-two cents ($0 32); T = twenty (20); and

F =	the cumulative amount of Fees paid by the ChevronTexaco Subsidiary under the TUA

Sabine Pass

The term “Sabine Pass” shall mean Sabine Pass LNG, L.P., a limited partnership organized under the laws of the State of Delaware, or its permitted successor or assign pursuant to the TUA..

TUA

The term “TUA” shall mean the Terminal Use Agreement dated as of November 8, 2004, between the ChevronTexaco Subsidiary and Sabine Pass, as such TUA was originally executed or as it may from time to time be supplemented, modified or amended as provided therein

Section 1.2. Other Defined Terms. Capitalized terms not otherwise defined in this Guaranty Agreement shall have the meanings ascribed thereto in the TUA.

ARTICLE II

REPRESENTATIONS OF CHEVRONTEXACO

Section 2.1. Representations of ChevronTexaco. ChevronTexaco makes the following representations to the Guaranteed Parties:

(a) ChevronTexaco has been duly organized and is validly existing under the laws of the State of Delaware, has full legal right, power and authority to enter into this Guaranty Agreement and to carry out and consummate all transactions contemplated by this Guaranty Agreement, and by proper corporate action has duly authorized the execution and delivery of this Guaranty Agreement.

(b) The execution and delivery of this Guaranty Agreement and the consummation of the transactions herein contemplated will not conflict with or constitute on the part of ChevronTexaco a breach of or default under its Restated Certificate of Incorporation, as amended to the date hereof, its By-Laws, as amended to the date hereof, or any indenture, or other material agreement or instrument to which ChevronTexaco is a party or by which it or its properties are bound or any order, rule or regulation of any court or governmental agency or body having jurisdiction over ChevronTexaco or any of its activities or properties.

(c) This Guaranty Agreement has been duly authorized, executed and delivered by ChevronTexaco and constitutes the valid and binding obligation of ChevronTexaco.

(d) ChevronTexaco has made available to Sabine Pass ChevronTexaco’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004 and its Current Reports on Form &K dated July 29, 2004, July 30, 2004 and October 29, 2004 filed with the Securities and Exchange Commission (collectively, the “ChevronTexaco Reports”). ChevronTexaco’s Quarterly Report on form 10-Q for the quarter ended June 30, 2004 was filed with the Securities and Exchange Commission on August 4, 2004 The ChevronTexaco Reports at and as of their respective dates do not include any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since June 30, 2004, there has been no material adverse change in the financial condition of ChevronTexaco and its consolidated subsidiaries taken as a whole.

ARTICLE III

GUARANTY AND AGREEMENTS

Section 3.1. Guaranty. The Guarantor absolutely, unconditionally and irrevocably guarantees to Sabine Pass the full and prompt payment by the ChevronTexaco Subsidiary of all of its payment obligations under the TUA to Sabine Pass and its successors and permitted assigns from and after the Commercial Start Date, including payment obligations in respect of any breach of the TUA by the ChevronTexaco Subsidiary; provided, however, (a) the Guarantor shall be entitled to all defenses, counterclaims and rights of set off and recoupment that the ChevronTexaco Subsidiary may have under the TUA other than any such defenses based on (1) failure of consideration supporting the TUA, (ii) the Company’s lack of authority to execute or deliver the TUA or to perform its obligations thereunder, and (iii) any defense arising out of the bankruptcy, insolvency or similar proceeding concerning the ChevronTexaco Subsidiary; and (b) the Guarantors aggregate liability in respect of the obligations guaranteed hereunder shall be the Maximum Guaranteed Amount (the obligations guaranteed under this Guaranty, subject to this proviso, are hereinafter referred to as the “Guaranteed Obligations”).

Section 32. Unconditional Nature of Obligations. The obligations of ChevronTexaco under this Guaranty Agreement shall be absolute, irrevocable and unconditional and shall remain in full force and effect until the entire Guaranteed Obligations shall have been paid, and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, ChevronTexaco.

(a) the waiver, surrender, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the ChevronTexaco Subsidiary under the TUA,

(b) the failure to give notice to ChevronTexaco of the occurrence of a default under the TUA,

(c) the waiver, compromise or release of the payment, performance or observance by the ChevronTexaco Subsidiary or by ChevronTexaco, respectively, of any or all of the obligations, covenants or agreements of either of them contained in the TUA or this Guaranty Agreement, as the case may be;

(d) the extension of the time for payment of any Guaranteed Obligation under the TUA or of the time for performance of any other obligations, covenants or agreements under or arising out of the TUA;

(e) the modification, amendment or alteration (whether material or otherwise) of any obligation, covenant or agreement set forth in the TUA,

(f) the taking or the omission of any of the actions referred to in the TUA;

(g) any failure, omission, delay or lack on the part of Sabine Pass to enforce, assert or exercise any right, power or remedy conferred on it in the TUA;

(h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities,

receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting ChevronTexaco or the ChevronTexaco Subsidiary or any of the respective assets of either of them, or any allegation or contest of the validity of this Guaranty Agreement in any such proceeding;

(i) any defense based upon any legal disability of the ChevronTexaco Subsidiary or, to the extent permitted by law, any release, discharge, reduction or limitation of or with respect to any sums owing by the ChevronTexaco Subsidiary or any other liability of the ChevronTexaco Subsidiary to Sabine Pass;

(ii) to the extent permitted by law, the release or discharge by operation of law of ChevronTexaco from the performance or observance of any obligation, covenant or agreement contained in this Guaranty Agreement;

(k) the default or failure of ChevronTexaco fully to perform any of its obligations set forth in this Guaranty Agreement; or

(l) the invalidity of the TUA or any part thereof.

If any payment by the ChevronTexaco Subsidiary to Sabine Pass is rescinded or must be returned by the Lender, the obligations of ChevronTexaco hereunder shall be reinstated with respect to such payment

Subject to clause (a) of the proviso of the first paragraph of this Section 3.-1, no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature which ChevronTexaco has or may have against Sabine Pass shall be available hereunder to ChevronTexaco to reduce the payments to Sabine Pass under Section 3.1 of this Guaranty Agreement. Furthermore, no defense previously raised by the ChevronTexaco Subsidiary arising out of or in connection with a Guaranteed Obligation claimed hereunder and which has been settled in Sabine Pass’s favor by the dispute resolution procedures of Article 20 of the TUA may be raised by the Guarantor and no care period previously used by the Guarantor Subsidiary may be used by the Guarantor.

ChevronTexaco assumes responsibility for being and remaining informed of the financial condition of the ChevronTexaco Subsidiary and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations which diligent inquiry would reveal and agrees that Sabine Pass shall not have a duty to advise ChevronTexaco of information known to it regarding such condition or any such circumstances.

Section 3.3. Proceedings Against ChevronTexaco. In the event of a default in the payment of the amounts guaranteed pursuant to the terms hereof when and as the same shall become due, Sabine Pass shall have the right to proceed first and directly against ChevronTexaco under this Guaranty Agreement without proceeding against the ChevronTexaco Subsidiary or exhausting any other remedies which it may have.

Section 3.4. Costs. ChevronTexaco agrees to pay all costs, expenses and fees, including without limitation all reasonable attorneys’ fees, which may be incurred by Sabine Pass in enforcing or attempting to enforce this Guaranty Agreement following any default on the part of ChevronTexaco hereunder, whether the same shall be enforced by suit or otherwise

Section 3.5. Corporate Existence of ChevronTexaco; Consolidation, Merger, Sale or Transfer. ChevronTexaco covenants that so long as it has any outstanding obligations under this Guaranty Agreement, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, provided that ChevronTexaco may, without violating the covenants in this Section 3.5 contained, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be, (i) shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) assumes, if such corporation is not ChevronTexaco, all of the obligations of ChevronTexaco hereunder and (iii) is not, after such transaction, otherwise in default under any provisions hereof.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Governing Law. This Guaranty Agreement shall be governed by the laws of the State of California (excluding the choice of law principles thereof). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Guaranty Agreement or the transactions contemplated hereby.

Section 4.2. Notices. All notices and other communications to ChevronTexaco or Sabine Pass may be electronically communicated or hand delivered or sent by overnight courier, to any party hereto at the addresses as provided in this Section 4.2:

All communications intended for ChevronTexaco shall be sent to:

ChevronTexaco Corporation

6001 Bollinger Canyon Road Building E

San Ramon, CA 94583

Attention: Treasurer

Fax Number: (925) 842-8090

All communications intended for Sabine Pass shall be sent to,

Sabine Pass LNG, L.P.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attention: President

Fax Number: (713) 659-5459

or at any other address of which either of the foregoing shall have notified the other in any manner prescribed in this Section 4.2.

For all purposes of this Guaranty Agreement, a notice or communication will be deemed effective:

(a) if delivered by hand or sent by overnight courier, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for the transaction of business in the city specified (a “Local Banking Day’) in the address for notice provided by the recipient or (ii) if delivered after the close of business on a Local Banking Day, then on the next succeeding Local Banking Day and

(b) if sent by facsimile transmission, on the date transmitted, provided that oral or written confirmation of receipt is obtained by the sender unless the date of transmission and confirmation is not a Local Banking Day, in which case on the next succeeding Local Banking Day.

Section 4.3. Banking Days. Except as otherwise provided in this Guaranty Agreement, if any date on which a payment is to be made, notice is to be given or other action taken hereunder is not a Banking Day, then such payment, notice or other action shall be made, given or taken on the next succeeding Banking Day in such place, and in the case of any payment, no interest shall accrue for the delay

Section 4.4. Successors and Assigns. This Guaranty Agreement shall be binding upon ChevronTexaco and its successors and assigns and inure to the benefit of Sabine Pass and its successors and assigns. Except as provided in Section 3.5 hereof, ChevronTexaco may not assign its obligations hereunder without the prior written consent of Sabine Pass. Sabine Pass may assign, mortgage or pledge all or any of its rights, interests or benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the financing of the construction and start up of the Sabine Pass facility. The Guarantor, in connection therewith, shall execute and deliver to the lenders to whom such indebtedness is owed a consent to such assignment in form and substance substantially similar to the consent and agreement executed and delivered by the ChevronTexaco Subsidiary to such lenders in connection with the TUA.

Section 4.5. Guaranty for Benefit of Sabine Pass. This Guaranty Agreement is entered into by ChevronTexaco for the benefit of Sabine Pass. Nothing contained herein shall be deemed to create any right in, or to be in whole or in part for the benefit of any person other than ChevronTexaco and Sabine Pass and their respective permitted successors and assigns.

Section 4.6. Term. This Guaranty Agreement shall terminate and be of no further force and effect upon the earliest of (a) full payment by ChevronTexaco of its obligations under Section 3.1 hereof or (b) full payment by the ChevronTexaco Subsidiary of its obligations under the TUA

Section 4.7. Amendments and Waivers. Any provision of this Guaranty agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of ChevronTexaco and Sabine Pass.

Section 4.8. Headings. The article and section headings of this Guaranty Agreement are for convenience only and shall not affect the construction hereof.

Section 4.9. Partial Invalidity. The invalidity of any one or more phrases, sentences, clauses or sections in this Guaranty Agreement shall not affect the validity or enforceability of the remaining portions of this Guaranty Agreement or any part thereof

Section 4.10. No Waiver, Remedies. No failure or delay by Sabine Pass in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 4.11. Execution in Several Counterparts. This Guaranty Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, CHEVRONTEXACO CORPORATION has caused this Guaranty Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first above written.

CHEVRONTEXACO CORPORATION

By:	/s/ John D. Gass
John D. Gass
Vice President

Andie Setters
Vice President - IMBD
ChevronTexaco Global Gas
Tel 713-752-4775	1111 Bagby Street
Fax 713-752 3110	Houston, TX 77002

ChevronTexaco

December 13, 2004

HAND DELIVERED

Mr. Keith M Meyer

President

Saline Pass LNG, L P

717 Texas Ave., Suite 3100

Houston, TX 77002

Re Terminal Use Agreement

Dear Keith

In accordance with Section 3.3 of the Terminal Use Age between Chevron U S.A. Inc. (“CUSA”) and Sabine Pass LNG. LP C Sabine] CUSA hereby notifies Sabine that as of this date it has satisfied the Management Condition Precedent in the TUA and is waiving the Equity Condition Precedent Consequently, the TUA is now fully effective as to CUSA. As we’ve said before, we look forward to a long and constructive relationship with Sabine

Sincerely,

Audie Setters

cc      B. Haub

          D. Stevenson